Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2013, related to the (i) financial statements of RCS Capital Corporation as of December 31, 2012; and (ii) financial statements of Realty Capital Securities, LLC as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 which appear in RCS Capital Corporation’s prospectus, dated June 5, 2013, filed pursuant to Rule 424(b) under the Securities Act of 1933 (File No. 333-186819).

/s/ WeiserMazars LLP

Woodbury, New York

February 18, 2014